EXHIBIT 2

SCHEDULE OF TRANSACTIONS EFFECTED DURING THE LAST 60 DAYS

Party Effecting Transaction	Trade Date	Buy/Sell/Exercise	No. of Shares/Quantity	Unit Cost/Proceeds	Strike Price	Trade Amount	Security	Expiration Date

Hudson Executive Capital, LP	1/20/2017	Sell	5,040	$14.24	$50	$7,176,960	Listed Call Option	April 21, 2017
Hudson Executive Capital, LP	1/20/2017	Buy	6,490	$1.50	$70	$992,326	Listed Call Option	April 21, 2017